Exhibit 99.2

To the Shareholders of ENDI:

Much has happened this year at ENDI. We changed our name to demonstrate that we are a diverse and growing company. We executed a reverse stock split to demonstrate that we were a legitimate company worthy of investment by serious investors. We added key members to our team to build the necessary infrastructure for long-term success. And we have focused our attention on our Willow Oak Asset Management subsidiary, which is the future of our company.

Jeff Moore suggested the name Willow Oak because our goal is to be resilient under any circumstances and to provide value to our asset management partners. In doing so, we believe we can generate above-average returns over an extended time period. If we have the right partners, there is no better business than asset management. Our assets are ideas and the managers with whom we are affiliated. The business does not have to rely on significant capital expenditures, inventory, or debt to succeed.

As part of our focus on asset management, we will be restructuring all of ENDI toward that goal. This will take some time. Stay tuned for additional details. In the meantime, we are making several personnel changes.

Our current controller, Alea Kleinhammer, is being elevated to chief financial officer. Alea has been with us for more than two years and has been nothing short of exceptional. She has continued to take on increasing responsibilities since joining the company. We are excited to have her join the executive team.

Our current general counsel, Michael Bridge, is being elevated to chief executive officer and will be appointed to the board of directors at the next scheduled board meeting in November. As CEO, he will be dedicating his full-time attention to ENDI.

Michael reached out to Steven approximately 18 months ago volunteering his services to ENDI. He is a significant shareholder and was impressed by the team that we had built and the direction of the company. Over time, he became involved in every aspect of the business, most recently implementing a formal company-wide planning and budgeting process. Prior to ENDI, he had been a long-time senior vice president and general counsel at a multibillion-dollar technology company. He also has managed corporate accounting and finance departments. He began his career as a corporate and securities associate for a large global law firm.

Michael’s knowledge, temperament, corporate experience, and commitment to ENDI make him the right person to lead the operations of the company.

Our current chief executive officer, Steven Kiel, is being elevated to chairman. Steven has been chief executive since December 2015. He has served in a part-time role while also managing an investment fund through Arquitos Capital Management. Steven will continue to be heavily involved with ENDI, and Arquitos will continue to be a controlling shareholder. He will specifically focus on strategy at Willow Oak Asset Management going forward.

Michael, Steven, the corporate staff, and the board of directors believe that this restructuring of personnel will be a significant positive for the company. Over the past six months, it has become clear that ENDI has grown to a size where a full-time CEO is necessary. We are lucky to be able to rely on Michael’s leadership.

Finally, current director and audit committee chairman, Jeremy Gold, will be resigning from the board of directors at the next scheduled board meeting in November. Jeremy has been a highly valued member of the ENDI team and was a part of the group that originally took control of management in 2015.

We are sorry to see Jeremy leave and know that he will remain a friend of the company. As ENDI has matured, the demands on directors have grown significantly. Jeremy will be entering business school next year and is rightly focusing on those responsibilities, in addition to his current job responsibilities.

ENDI has not followed a straight line since the management change in December 2015. In the first year, we focused on cleaning up the business. In the second year, we pursued new opportunities. This year, our third year, we are turning our focus to our strengths. The personnel changes described here were made to support our asset management platform and long-term growth of ENDI.

We have a tremendous group of supporters as shareholders, customers, investors, partners, and employees. We continue to do all we can to provide value to each of these groups. Thank you again for your support of ENDI.

Steven L. Kiel G. Michael Bridge

Chairman Chief Executive Officer

October 5, 2018